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[MBf LETTERHEAD]
                                                                    EXHIBIT 99.2




                                        FOR IMMEDIATE RELEASE

          MBf USA ANNOUNCES DATE CHANGE FOR ONE-FOR-TEN REVERSE SPLIT

Itasca, IL - December 15, 1995 - MBf USA, Inc. (The Nasdaq SmallCap Stock Market;MBFAC), with the approval of The Nasdaq Stock Market, today announced that it will now effect its previously announced one-for-ten reverse split of its Common Stock as of the open of trading December 18, 1995. In an earlier release, the date of the reverse split was reported as December 15, 1995.

As a result of the reverse split, the number of shares of MBf USA will be reduced to approximately 1.6 million Class B Common Shares and approximately
1.25 million Class A Common Shares. Following the reverse split, the shares will trade under the new symbol MBFDC, with a new cusip number 5526 2R206.

The reverse split satisfies a stipulation of the extension of the Company's temporary exception to The Nasdaq SmallCap Stock Market's listing requirements. In order to satisfy the remaining of such stipulations, the Company's shares must maintain a minimum bid price at or above one dollar ($1) for 10 consecutive trading days following Monday's reverse split.

If at some future date MBf USA's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed on the OTC Bulletin Board. In the interim, the Company's shares will continue to be traded under the symbol MBFAC.

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States and the world famous Playboy(R) brand condoms internationally.

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CONTACT:                        -or-       MBf USA'S INVESTOR RELATIONS COUNSEL:
MBf USA, INC.                              The Equity Group Inc.
Edward J. Marteka, President               Terry Hosmer   (212) 836-9610
Stephen Tan, CFO                           Linda Latman   (212) 836-9609
(708) 285-9191